Exhibit 99.23

Guardian 8 Engages Government Sales Distributor ADS Tactical

New Sales Channel Allows for Government Purchases of Pro V2 Enhanced Non-Lethal Devices

SCOTTSDALE, AZ--(Marketwired - Nov 25, 2014) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today that its Pro V2 device has been added to the U.S. General Services Administration (GSA) federal supplier list as an authorized vendor of security equipment for security and emergency response.

The listing on GSA Schedule 84 comes through a sole source partner, ADS Tactical of Virginia Beach. ADS provides industry-leading equipment and services, streamlined procurement, and value added services solutions to all Department of Defense (DOD), Federal, State, and Local Agencies in support of homeland defense and homeland security operations. ADS is also coded under the socio-economic indicators for small business, women-owned, SBA Certified Small Disadvantaged Business and an SBA Certified 8(a) Firm.

The listing provides essential access to a purchasing channel that will help speed the delivery of Pro V2 products to security providers at agencies where a non-lethal, intermediate security response is preferred, such as hospital settings and community policing during emergency management.

"Agencies providing critical services are now able to implement a non-lethal response to emergencies in places where the public, Veterans and people in vulnerable conditions may be present. The Pro V2 is the only intermediate layered defense device in the market today that can deliver safe de-escalation of events with incident recording and two-way Bluetooth® communication," said Guardian 8 CEO Steve Cochennet.

All government agencies and other organizations using the GSA schedule for purchases may now purchase Pro V2 and Pro V2 accessories through Schedule 84, Total Solutions for Law Enforcement, Security, Facilities Management, Fire, Rescue, Clothing, Marine Craft and Emergency/Disaster Response.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was awarded the "Campus Safety BEST Award" for 2014 in the personal gear and equipment category, one of "Ten Companies to Watch" in March 2014 by the Phoenix Business[Missing Graphic Reference] Journal, and an ASIS Accolades Award for "Security's Best." To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the engagement of ADS Tactical; actual orders or acceptance of the Pro V2 device from governmental entities; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Susan Krause
Sr. Marketing Manager
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1060
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Casey Burt
IN2NE, Corp.
350 SE 8th Street
Pompano Beach, FL 33060
O: 561-929-2324
crburt2@gmail.com